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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LAMSON & SESSIONS RAISES FIRST QUARTER EARNINGS ESTIMATE TO 10 TO 13 CENTS PER DILUTED SHARE


      -     STRONG NET SALES GROWTH IN EXCESS OF 20 PERCENT IN MARCH

      -     ORDER PATTERN STRENGTHENS IN CONSUMER AND TELECOM MARKETS

      -     SALE OF TEXAS PLANT COMPLETED

      CLEVELAND, Ohio, April 6, 2004 - Lamson & Sessions (NYSE:LMS) announced today that it expects net earnings of 10 to 13 cents per diluted share for the first quarter of 2004, which compares with a prior Company estimate of breakeven to 2 cents per diluted share. The Company earned 2 cents per diluted share in the first quarter of 2003.

      Net sales in the first quarter of 2004 are expected to grow to $84 million, an increase of approximately 6 percent, compared with the first quarter of 2003, despite poor weather conditions across the country in January and February. Due to differences in the Company's fiscal calendar, the first quarter of 2004 had only 13 weeks, whereas the first quarter of 2003 represented a 14-week period. Shipment levels for the month of March were exceptionally strong, and resulted in increased sales for the quarter.

      In the first quarter of 2004, the Company expects income from continuing operations (after taxes) to range from $1,000,000 to $1,400,000, or 7 to 10 cents per diluted share. This compares with net income of $226,000, or 2 cents per diluted share in the first quarter of 2003. Generally, the first quarter is the Company's weakest due to weather and customer order cyclicality.

      This net income estimate includes a pretax gain of approximately $975,000 arising from the sale of the Company's manufacturing plant in Pasadena, Texas. The closure of this plant was announced several weeks ago, and the Company still expects to incur additional expenses related to this action and the relocation of its production lines to other facilities through the remainder of 2004.

      In addition, the Company's 2004 first quarter net income will include $400,000 (net of tax), or 3 cents per diluted share, which represents the recovery of a note receivable that was fully reserved in 2003, and relates to a discontinued operation.

                                  - Continued -
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      In light of the improved sales order activity in key markets, the Company is reconfirming its net sales growth expectations for the year of 6 percent to 8 percent. Net earnings expectations should range between 39 to 43 cents per diluted share for 2004 instead of 34 to 38 cents per diluted share announced earlier this year. The Company reported 27 cents per diluted share from continuing operations for 2003. First quarter 2004 financial results will be released on April 30, 2004.

      Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.

      This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (iv) the continued availability and reasonable terms of bank financing, and (v) any adverse change in the recovery trend of the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.

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FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557